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                                                           Exhibit (a)(1)(iv)

                             SANMINA-SCI CORPORATION
                     VOLUNTARY STOCK OPTION EXCHANGE PROGRAM
                          PROMISE TO GRANT STOCK OPTION


      In exchange for your agreement to cancel stock options identified in this document ("OLD OPTIONS") granted or assumed by Sanmina-SCI Corporation ("SANMINA-SCI"), Sanmina-SCI hereby promises to grant you a stock option covering the same number of shares of Sanmina-SCI's common stock that were subject to the Old Options on the date of cancellation no earlier than September 11, 2003 and no later than September 17, 2003 (the "NEW OPTION"). The exercise price of the New Option will be the closing price of Sanmina-SCI's common stock as listed on the Nasdaq National Market on the date of grant of the New Option (the exercise price for New Options granted under the French addendum to the Sanmina-SCI Corporation 1999 Stock Plan will in no event be less than 80% of the average fair market value of the common stock during the twenty trading days prior to the date of grant).

      The New Option will be vested and exercisable on its date of grant as to one eighth (1/8th) of the shares subject to it and shall vest and become exercisable as to one forty-eighth (1/48th) of the shares subject to the New Option each month thereafter on the same day of the month as the cancellation date of the Old Option such that the New Option will be fully vested and exercisable four (4) years following the cancellation date of the Old Option, subject to your continued employment with Sanmina-SCI or one of its subsidiaries on each such date; provided, however, that if you are an employee resident in France or otherwise subject to the tax laws of France, you will not be permitted to exercise the New Option for at least one year following the grant date of the New Option. For example, if you tender an outstanding Old Option covering 1,200 shares of Sanmina-SCI common stock and Sanmina-SCI accepts and cancels that Old Option on March 10, 2003, then assuming the corresponding New Option is granted on September 11, 2003, the New Option will be vested as to 150 shares on its date of grant and 25 additional shares will vest on the 10th of each month thereafter, subject to your continued employment with Sanmina-SCI or one of its subsidiaries on each such date.

      The New Option will otherwise be subject to:

      - the standard terms and conditions under Sanmina-SCI's 1999 Stock Plan. For employees in France, the New Option will be subject to the provisions of an addendum to the Sanmina-SCI Corporation 1999 Stock Plan that will allow for the New Option to be eligible for favorable tax treatment in France; and

      -     a new option agreement between Sanmina-SCI and you.

      In order to receive the New Option, you must be an employee of Sanmina-SCI or one of its subsidiaries on the date the New Option is granted. This promise to grant does not constitute a guarantee of employment with Sanmina-SCI or any of its subsidiaries for any period. Your employment with Sanmina-SCI or any of our subsidiaries remains "at-will" and can be terminated by either you or Sanmina-SCI at any time, with or without cause or notice, subject to the provisions of the laws of your country of residence. If you voluntarily terminate your employment with Sanmina-SCI or any of its subsidiaries or if your employment is terminated by
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Sanmina-SCI or any of its subsidiaries for any reason whatsoever before the New
Option is granted, you will lose all rights you have to receive the New Option.

      This Promise to Grant Stock Option is subject to the terms and conditions of the Offer to Exchange dated February 3, 2003, the memorandum from Carmine Renzulli dated February 3, 2003, and the Election Form previously completed and submitted by you to Sanmina-SCI, all of which are incorporated herein by reference. These documents reflect the entire agreement between you and Sanmina-SCI with respect to this transaction. This Promise to Grant Stock Option may only be amended by means of a writing signed by you and a duly authorized officer of Sanmina-SCI.



SANMINA-SCI CORPORATION

By:                                           Date:                       , 2003
    ------------------------------------           -----------------------
    Carmine Renzulli,
    Senior Vice President,
    Global Human Resources


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